Exhibit 5.1
May 26, 2006
Sangamo BioSciences, Inc.
501 Canal Boulevard, Suite A100
Richmond, CA 94804
Re: Sangamo BioSciences, Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel for Sangamo BioSciences, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the proposed offer and sale by the Company from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as shall be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”) of (i) shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) and (ii) warrants (the “Warrants”) to purchase shares of Common Stock in such amounts as shall have an aggregate offering price not to exceed $50,000,000. The Common Stock and the Warrants are collectively referred to herein as the “Securities.”
In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended through the date hereof (the “Certificate”), and Bylaws, as in effect on the date hereof (the “Bylaws”), of the Company, certain resolutions of the Company’s Board of Directors relating to the Registration Statement, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.
For the purpose of the opinions set forth below, we have also assumed, without independent investigation or verification, that:

•	the issuance, sale, number or amount, as the case may be, and terms of Securities to be offered from time to time will be duly authorized and established, in accordance with the Certificate, the Bylaws and applicable Delaware law (each, a “Corporate Action”);
•	any Warrants will be issued under one or more warrant agreements (each, a “Warrant Agreement”) between the Company and the financial institution identified in the Warrant Agreement as a warrant agent (each, a “Warrant Agent”) and the execution, delivery and performance of the applicable Warrant Agreement will be duly authorized by the Corporate Action, and will not conflict with or constitute a breach of the terms of any agreement or instrument to which the Company is subject; and
•	to the extent that the obligations of the Company under any Warrant Agreement may depend upon such matters, each of the parties thereto other than the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by such Warrant Agreement; such Warrant Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; such party is in compliance, generally and with respect to acting as a party with respect to its obligations under such Warrant Agreement, with all applicable laws and regulations; and such party has the requisite organizational and legal power and authority to perform its obligations under such Warrant Agreement.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
     1.     Upon due authorization by the Corporate Action of the issuance and sale of shares of the Common Stock and upon issuance and delivery of such shares of Common Stock against payment for such shares (in an amount at least equal to the aggregate par value of such shares of the Common Stock) in accordance with the terms of the Corporate Action and as contemplated by the Registration Statement and the applicable Prospectus Supplement, and, if applicable, upon the exercise of any Warrant in accordance with its terms, the terms of any applicable Warrant Agreement, the terms of the Corporate Action and as contemplated by the Registration Statement and the applicable Prospectus Supplement (which shall, in each case, provide for payment of consideration that shall be at least equal to the aggregate par value of such shares of the Common Stock), such shares of Common Stock will be validly issued, fully paid and nonassessable.
     2.      When a Warrant Agreement providing for the specific terms of a particular issuance of Warrants has been duly authorized by the Corporate Action and has been duly executed and delivered by the Company and the Warrant Agent named in such Warrant Agreement and such Warrants, conforming to the requirements of such Warrant Agreement, have been duly countersigned or authenticated, as required, by such Warrant Agent and duly executed and delivered by the Company against payment for such Warrants in accordance with the terms and provisions of such Warrant Agreement, the terms of the Corporate Action and as contemplated by the Registration Statement and the applicable Prospectus Supplement, such Warrants will be valid, binding and enforceable obligations of the Company.

The opinions set forth above as to enforceability may be limited by: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; or (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy.
The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the laws of the State of California, and we express no opinion with respect to the laws of any other state or jurisdiction.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP